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                    November 28, 2022

       Michael Armandi
       Interim Chief Executive Officer and Chief Financial Officer Empire Global Gaming, Inc.
       555 Woodside Avenue
       Bellport, New York 11713

                                                        Re: Empire Global
Gaming, Inc.
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Filed April 15,
2022
                                                            File No. 000-54908

       Dear Michael Armandi:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing